CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 5 to Registration Statement (Investment Company Act File No. 811-09739) of Master Large Cap Series Trust on form N-1A of our reports dated December 14, 2004 for Master Large Cap Core Portfolio, Master Large Cap Growth Portfolio and Master Large Cap Value Portfolio, appearing in the October 31, 2004 Annual Reports of Merrill Lynch Large Cap Core Fund, Merrill Lynch Large Cap Growth Fund and Merrill Lynch Large Cap Value Fund, respectively, which are incorporated by reference in Part B of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

February 22, 2005